Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is by and between Cardiovascular Systems, Inc. (the “Corporation”) and Kevin J. Kenny (“Employee”).

RECITALS

A. The Corporation is engaged in the business of designing, developing, manufacturing and marketing its Orbital Atherectomy System.

B. The Corporation, through its research, development and expenditure of funds, has developed confidential and proprietary information, including trade secrets.

C. The Corporation understands from you that you are not subject to any agreement that would restrict your ability to work for the Corporation, such as a non-compete agreement with a former employer. If our understanding is incorrect, please contact James Flaherty immediately. It is the Corporation’s expectation that you will not disclose or use the confidential or trade secret information of any former employer or third party in connection with your employment with the Corporation or to benefit the Corporation in any way.

D. Employee desires to commence his/her employment with the Corporation and the Corporation desires to employ Employee under the terms and conditions of this Agreement.

E. During his/her employment, Employee will have access to the Corporation’s valuable Confidential Information (as defined below), may contribute to Confidential Information and acknowledges that the Corporation will suffer irreparable harm if Employee uses Confidential Information outside his/her employment or makes unauthorized disclosure of Confidential Information to any third party.

AGREEMENT

In consideration of the above recitals and the promises set forth in the Agreement, the parties agree as follows:

1. Nature and Capacity of Employment. The Corporation hereby agrees to employ Employee as Executive Vice President, Sales and Marketing, pursuant to the terms of this Agreement. Employee agrees to perform, on a full time basis, the functions of this position, pursuant to the terms of this Agreement. The employee will report to the CEO, Dave Martin.

2. Term of Employment. The term of employment under this Agreement shall commence on a date on or about May 9, 2011 with the Employee’s execution of this Agreement and continue until terminated by either party as provided for in Paragraph 11 hereunder.

3. Base Salary. The full-time base salary for this position currently is ten thousand five hundred seventy six dollars and ninety two cents ($10,576.92), payable biweekly, equivalent of two hundred and seventy five thousand dollars ($275,000.00) per year, less required and authorized deductions and withholdings. Employee will be eligible for a performance and salary review approximately one year following the date of this Agreement.

4. Restricted Stock Grant – Initial and Six Month. Employee will be eligible to receive an initial restricted stock grant in the amount of 50,000 shares of common stock. The restricted stock will vest over a three year period, 1/3 of the total shares on each of the first three anniversaries of the date of grant provided continuous employment with the Company through these dates. In addition, the employee will be eligible to receive an additional restricted stock grant in the amount of 25,000 shares of Common Stock six months after the Employee’s start date. Vesting will be over a three year period, 1/3 of the total shares on each of the first three anniversaries of the date of grant provided continuous employment with the Company through these dates. Further details of the restricted stock grant will be provided in a separate RESTRICTED STOCK GRANT AGREEMENT include a provision that will accelerate vesting upon a Change in Control. The restricted stock grant may be made only by the Company’s Board of Directors and will be effective only upon such approval. Management of the Company will present the proposed grant to the Board for approval by the Board at its next regularly scheduled meeting.

5. Restricted Stock Grant – Annual Refresh. Employee will be eligible to receive an annual refresh of restricted stock in an amount equal to 65% of base salary as approved by the Company’s Board of Directors. The restricted stock will vest over a three year period, 1/3 of the total shares on each of the first three anniversaries of the date of grant provided continuous employment with the Company through these dates. Further details of the restricted stock grant will be provided in a separate RESTRICTED STOCK GRANT AGREEMENT include a provision that will accelerate vesting upon a Change in Control. The restricted stock grant may be made only by the Company’s Board of Directors and will be effective only upon such approval.

6. Variable Compensation – Quarterly. Employee will be eligible for variable compensation on a quarterly basis of $75,000, of which $50,000 will be commission based at plan (this is paid on a monthly basis) and the balance of $25,000 will be based on MBO’s to be determined by CEO and Employee. For the fiscal year ended June 30, 2011, Employee will receive pro rata participation in this quarterly variable compensation.

7. Variable Compensation – Annual. Employee will be eligible for variable compensation on an annual basis in amount equal to 50% of base salary with annual objectives approved by the Board of Directors. For the fiscal year ended June 30, 2011, Employee will receive pro rata participation in this annual variable compensation.

8. Employee Benefits; Vacation. Employee will be entitled to participate in all retirement plans and all other employee benefits and policies made available by the Corporation to its full-time employees, to the extent Employee meets applicable eligibility requirements. All payments or other benefits paid or payable to Employee under such employee benefit plans or programs of the Corporation shall not be affected or modified by this Agreement and shall be in addition to the annual base salary payable by the Corporation to Employee from time to time under this Agreement. Employee will be eligible to accrue and use paid time off in the amount of four weeks per year. Nothing in this Agreement is intended to or shall in any way restrict the Corporation’s right to amend, modify or terminate any of its benefits or benefit plans during Employee’s employment.

9. Car Allowance. The employee will receive a monthly car allowance of $650.

10. Best Efforts/Undertakings of Employee. During Employee’s employment with the Corporation, Employee shall serve the Corporation faithfully and to the best of his/her ability and shall devote his/her full business and professional time, energy, and diligence to the performance of the duties assigned to him/her. Employee shall perform such duties for the Corporation (i) as are customarily incident to Employee’s position and (ii) as may be assigned or delegated to Employee from time to time by the Chief Employee Officer, or his/her designees. During Employee’s employment with the Corporation, Employee shall not engage in any other business activity that would conflict or interfere with his/her ability to perform his/her duties under this Agreement (to include not providing any services to any individual, company or other business entity that is a competitor, supplier, or customer of the Corporation, except in connection with Employee’s employment with the Corporation). Furthermore, Employee agrees to be subject to the Corporation’s control, rules, regulations, policies and programs. Employee further agrees that he/she shall carry on all business and commercial correspondence, publicity and advertising in the Corporation’s name and he/she shall not enter into any contract on behalf of the Corporation except as expressly authorized by the Corporation.

11. Termination of Employment.

11.1 Employment At Will. Employee is employed “at-will.” That is, either Employee or Corporation may terminate the employment relationship and this Agreement at any time, for any reason, with or without cause, and with or without advance notice.

11.2 Payment Upon Termination. Except as provided in Section 11.3, after the effective date of termination, Employee shall not be entitled to any compensation, benefits, or payments whatsoever except for compensation earned through his last day of employment and any accrued benefits.

11.3 Severance. If at any time after Employee has been continuously employed by the Corporation for six months, Employee is terminated by the Corporation without Cause (as defined below), or Employee terminates his employment for Good Reason (as defined below), and Employee executes, returns and does not rescind a release of claims agreement in a form supplied by the Corporation, then the Corporation shall: (i) pay Employee in a lump sum or at regular payroll intervals, at the Corporation’s option (subject to the application of Code Section 409A as set forth in Section 8.4 below), an amount equal to twelve (12) months of Employee’s then current base salary; and (ii) continue to pay the Corporation’s ordinary share of premiums for twelve (12) calendar months for Employee’s COBRA continuation coverage in the

Corporation’s group medical, dental, and life insurance plans (as applicable), provided Employee timely elects such continuation coverage and timely pays Employee’s share of such premiums, if any.

a.	Termination by the Corporation with Cause. For purposes of this Section 11.3, “Cause” shall be defined as:

(1)	Employee’s neglect of any of his material duties or his failure to carry out reasonable directives from the Chief Executive Officer or the Board of Directors or its designees;

(2)	Any willful or deliberate misconduct that is injurious to the Corporation;

(3)	Any statement, representation or warranty made to the Chief Executive Officer, the Board or its designees by Employee that Employee knows is false or materially misleading; or

(4)	Employee’s commission of a felony, whether or not against the Corporation and whether or not committed during Employee’s employment.

b.	Termination by Employee for Good Reason. For purposes of this Section 11.3, “Good Reason” shall be defined as:

(1)	The assignment to Employee, without Employee’s written consent, of employment responsibilities that are not of comparable responsibility and status to the employment responsibilities described in this Agreement;

(2)	The Corporation’s reduction of Employee’s base salary without Employee’s written consent, unless pursuant to a cost reduction effort approved by the Board of Directors that also results in the reduction of salaries of other executive officers; or

(3)	The Corporation’s failure to provide Employee, without Employee’s written consent, those employee benefits specifically required by this Agreement.

11.4 IRC Section 409A. Notwithstanding the foregoing Section 11.3, if the severance payments described in Section 11.3 are subject to the requirements of Internal Revenue Code Section 409A and the Corporation determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of the termination, such payments shall not be paid or commence earlier than the date that is six months after the termination, but shall be paid or commence during the calendar year following the year in which the termination occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

12. Return of Property. Immediately upon termination for any reason (or at such earlier time as requested by the Corporation), Employee shall deliver to the Corporation all of its property, including but not limited to all work in progress, research data, equipment, models, prototypes, originals and copies of documents and software, customer information and lists, financial information, and all other material in his/her possession or control that belongs to the Corporation or its customers or contains Confidential Information.

13. Confidential Information. “Confidential Information” means any information that Employee learns or develops or has learned or developed during the course of employment that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes, but is not limited to, trade secrets, and may relate to such matters as research and development, manufacturing processes, management systems and techniques of sales and marketing.

Employee agrees not to directly or indirectly use or disclose any Confidential Information for the benefit of anyone other than the Corporation either during the course of employment or after the termination of employment. For purposes hereof, Confidential Information shall also include any information beneficial to the Corporation or its subsidiaries which is not generally known and shall include, but is not limited to, methods of research and testing, customer lists, vendor lists and financial information. Employee recognizes that the Confidential Information constitutes a valuable asset of the Corporation and hereby agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Corporation. Employee’s obligations under this paragraph are unconditional and shall not be excused by any conduct on the part of the Corporation, except prior voluntary disclosure to the general public by the Corporation of the information.

14. Inventions. “Invention” shall mean any invention, discovery, design, improvement, business method, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or actually or constructively reduced to practice. Employee shall promptly and fully disclose in writing to the Corporation, and will hold in trust for the Corporation’s sole right and benefit, any Invention that Employee, during the period of employment and for two (2) years thereafter, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

(1) Relates to any subject matter pertaining to Employee’s employment; or

(2) Relates to or is directly or indirectly connected with the Corporation’s business, products, processes, or Confidential Information; or

(3) Involves the use of any of the Corporation’s time, material, or facility.

Employee shall keep accurate, complete, and timely records for such Inventions, which records shall be the Corporation’s property. Employee hereby assigns to the Corporation all of Employee’s right, title, and interest in and to all such Inventions and, upon the Corporation’s request, Employee shall execute, verify, and deliver to the Corporation such documents, including without limitation, assignments, affidavits, declarations, and patent applications, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable the Corporation to obtain the sole right, title, and benefit to all such Inventions. Employee agrees, and is hereby notified, that the above agreement to assign Inventions to the Corporation does not apply to any Invention for which no equipment, supplies, facility, or Confidential Information of the Corporation’s was used, which was developed entirely on Employee’s own time, and (a) which does not relate: (i) directly to the Corporation’s business; or (ii) to the Corporation’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for the Corporation. Employee has disclosed and identified in the attached Exhibit A entitled “Inventions and Developments Prior to Employment with the Corporation” all of the Inventions in which Employee possesses any right, title, or interest prior to his/her employment with the Corporation or execution of this Agreement and which are not subject to this Agreement’s terms.

15. Copyrights. Employee agrees that he/she is employed by the Corporation and that any computer, software, and/or network (including internet) applications, designs, documentation, or other work of authorship (hereinafter referred to as “Works”) prepared by Employee for the benefit of the Corporation or its customers or prepared at the request of the Corporation or its customers (as well as Employee’s contributions to any other Works relating to the Corporation), shall each be considered “work made for hire” within the meaning of U.S. Copyright law and that all such Works shall belong to the Corporation. To the extent that any such Works cannot be considered a “work made for hire,” Employee agrees to disclose and assign, and hereby does assign, to the Corporation all right, title, and interest in and to such Works, and agrees to assist the Corporation by executing any such documents or applications as may be useful to evidence such ownership of such Works. To the extent such Works are based on preexisting work in which Employee has an ownership interest, Employee grants the Corporation all right, title, and interest in such Works free and clear of any claim based on the preexisting work. To the extent that any Works cannot be so assigned under any applicable law, Employee hereby grants an exclusive, perpetual, fully paid, transferable, sublicenseable, irrevocable, worldwide right and license to use, display, perform, copy, modify, distribute, sell, create derivative works of, and otherwise exploit the Works.

16. Non-Competition. “Corporate Product” means any product or service, (including any component thereof and any research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by the Corporation or with respect to which the Corporation has acquired Confidential Information which it intends to use in the design, development, manufacture, marketing or sale of a product or service.

“Competitive Product” means any product or service (including any components thereof and any research to develop information useful in connection with the product or service) that is being designed, developed, manufactured, marketed or sold by anyone other than the Corporation, and is of the same general type, performs similar functions, or is used for the same purposes as a Corporate Product which Employee worked on or assisted the Corporation in marketing or about which Employee received or had bad knowledge of Confidential Information.

Employee agrees that, during employment and for one (1) year following termination of employment with the Corporation, whether voluntary or involuntary, Employee will not, directly or indirectly, attempt to or render services (as an employee, director, officer, agent, partner of or consultant to, a stockholder of (except a stockholder of a public company in which Employee owns less than five percent (5%) of the issued and outstanding capital stock of such company) or otherwise) to any person or entity in connection with the design, development manufacture, marketing or sale of a Competitive Product that is sold or intended for use or sale in any geographic area in which the Corporation actively markets a Corporate Product, or intends to actively market a Corporate Product of the same general type or function.

Employee understands and acknowledges that, at the present time, (i) Corporate Products include the products currently being sold by the Corporation, and (ii) the geographic market in which the Corporation is actively marketing its Corporate Products is the United States of America. Employee understands and acknowledges that the foregoing description of Corporate Products and geographic market may change, and the provisions of this section shall apply to the Corporate Products and geographic market of the Corporation in effect upon the termination of Employee’s employment with the Corporation.

17. Miscellaneous.

17.1 Survival of Restrictions. The parties agree that the obligations and restrictions contained in Paragraphs 12, 13, 14, 15 and 16 of this Agreement shall survive the termination of this Agreement and Employee’s employment and shall apply no matter how Employee’s employment terminates and regardless of whether his/her termination is voluntary or involuntary. The parties also agree that the obligations and restrictions contained in Section 11.3 of this Agreement shall survive the termination of this Agreement and Employee’s employment.

17.2 Remedies. The parties acknowledge and agree that, if Employee breaches or threatens to breach the terms of Paragraphs 12, 13, 14, 15 and 16 of this Agreement, the Corporation shall be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses, in addition to any other remedies available at law or equity. The parties further agree that, if Employee breaches any of the restrictions contained in Paragraph 16 of this Agreement, then the time period for such restriction shall be extended by the length of time that Employee was in breach.

17.3 Understandings. Employee acknowledges and agrees that Paragraphs 12, 13, 14, 15 and 16 of this Agreement are reasonable and necessary in order to allow Corporation to protect its valuable confidential and proprietary information which comprise trade secrets of Corporation. Employee further acknowledges and agrees that Paragraphs 12, 13, 14, 15 and 16 of this Agreement will not prevent him/her from earning a living. Employee agrees that the restrictions and obligations in Agreement are reasonable and necessary to protect the Corporation’s business.

17.4 Integration. This agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

17.5 Applicable Law. This Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota. The venue for any action hereunder shall be in the state of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the state of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

17.6 Counterparts. This Agreement may be executed in counterparts and as so executed shall constitute one agreement binding on the parties hereto.

17.7 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation may assign this Agreement without the consent of Employee. The services to be performed by Employee are personal and are not assignable by Employee.

17.8 Captions. The captions set forth in this Agreement are for the convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

17.9 No Conflicting Obligations. Employee represents and warrants to the Corporation that he/she is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him/her of obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information.

17.10 Waivers. The failure of a party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.11 Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, the Corporation and Employee agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

17.12 Notices. Any notices given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

(a) If to the Corporation: The Corporation’s principal place of business, addressed to the attention of the Chief Executive Officer.

(b) If to Employee: The Employee’s last known address on record with the Corporation.

NOW, THEREFORE, with the intention of being bound hereby, the parties have executed this Agreement as of the dates set forth below.

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ James E. Flaherty		Date:	4/14/11
James E. Flaherty
It’s Chief Administrative Officer

EMPLOYEE:

/s/ Kevin J. Kenny		Date:	4/15/11
Kevin J. Kenny

EXHIBIT A

INVENTIONS AND DEVELOPMENTS PRIOR TO EMPLOYMENT

WITH THE CORPORATION

In the space provided below, please disclose and identify all of the Inventions in which you currently possess any right, title, or interest and which you believe are not subject to the terms and conditions of the attached Employment Agreement.

If none, please write NONE.

None

I verify that the information I have written above is truthful and complete.

Date:	4/15/11	Signed:	/s/ Kevin Kenny

Print Name:	Kevin Kenny